UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2017

IEG HOLDINGS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Florida	000-55463	90-1069184
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3960 Howard Hughes Parkway, Suite 490, Las Vegas, NV	89169
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (702) 227-5626

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging Growth Company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.02	Unregistered Sales of Equity Securities.

On December 15, 2017 (the “Closing Date”), IEG Holdings Corporation (the “Company”) issued 305,000 shares of the Company’s Series H preferred stock, par value $0.001 per share (the “Series H Preferred Shares”) at a price of $1.00 per share to three non-U.S. persons pursuant to subscription agreements entered into by the Company effective as of December 15, 2017 (the “Purchase Agreements”). The Company received an aggregate purchase price of $305,000 for the sale of the Series H Preferred Shares pursuant to the Purchase Agreements. No underwriter was involved in the sale of the Series H Preferred Shares.

The designation, powers, preferences and rights of the Series H Preferred Shares and the qualifications, limitations and restrictions thereof are contained in the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), and are summarized as follows:

Ranking. The Series H Preferred Shares rank pari passu with any other series of preferred stock subsequently designated by the Company and not designated as senior or subordinate to the Series H Preferred Shares.

Liquidation Preference. In the event of a liquidation or winding up of the Company, a holder of Series H Preferred Shares will be entitled to receive $1.00 per Series H Preferred Share.

Dividends. The holders of Series H Preferred Shares are not entitled to receive dividends.

Voting. Except as provided in the immediately following sentence, holders of the Series H Preferred Shares have no right to vote on any matter to come before the shareholders of the Company. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than fifty percent (50%) of the then outstanding shares of Series H preferred stock of the Company, shall be required for any change to the Company’s Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Company’s Series H preferred stock.

Redemption and Call Rights. The Series H Preferred Shares have no redemption or call rights.

Conversion. Holders of Series H Preferred Shares have the following rights with respect to the conversion of Series H Preferred Shares into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”):

●	At 5:00 pm Eastern time on December 31, 2017, each and every Series H Preferred Share issued and outstanding at such time shall automatically and without further action by the Company or any holder of Series H Preferred Shares, convert into shares of the Common Stock on the basis of four (4) shares of Common Stock for each one (1) Series H Preferred Share.

●	Promptly after December 31, 2017, the Company shall deliver to each prior holder of Series H Preferred Shares whose shares have been converted into shares of Common Stock as set forth in Section 6(A) of the Articles of Incorporation, a certificate representing the number of the Company’s shares of Common Stock into which such Series H Preferred Shares have been converted.

●	In the event that, prior to 5:00 p.m. on December 31, 2017, the Company completes any consolidation, merger, combination, statutory share exchange or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, money and/or any other property, then in any such case the Series H Preferred Shares shall at the same time be similarly exchanged or changed into preferred shares of the surviving entity providing the holders of such preferred shares with (to the extent possible) the same relative rights and preferences as the Series H Preferred Shares. For the avoidance of doubt, in the event that any such consolidation, merger, combination, statutory share exchange or other transaction is completed after 5:00 p.m. on December 31, 2017, the Series H Preferred Shares shall have been converted into shares of Common Stock and as such shall be exchanged for or changed into other stock or securities, money and/or any other property, as any other shares of Common Stock.

The issuance of Series H Preferred Shares was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon Regulation S promulgated pursuant to the Securities Act. The issuances of Series H Preferred Shares involved offers and sales of securities made outside the United States. The offers and sales were made in offshore transactions from the United States and no directed selling efforts were made by the Company, any distributor, their affiliates or any persons acting on their behalf.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IEG HOLDINGS CORPORATION

Date: December 18, 2017	By:	/s/ Paul Mathieson
	Name:	Paul Mathieson
	Title:	President and Chief Executive Officer